Exhibit 10.7

                              EMPLOYMENT AGREEMENT

      This Employment Agreement ("AGREEMENT") is entered into on January 16, 2004, and is effective as of February 10, 2004 ("EFFECTIVE DATE"), between AMERISERV FINANCIAL, INC. a Pennsylvania corporation, (the "Company"), and ALLAN
R. DENNISON, an individual residing at 120 Victoria Lane, Lewisburg, Pennsylvania 17837 (the "EXECUTIVE").

                                    PREAMBLE

      The Company and the Executive wish to establish a satisfactory employment relationship. Therefore, the parties hereto, intending to be legally bound, agree as follows.

                                    AGREEMENT

      1. Employment. The Company hereby employs the Executive as its President and Chief Executive Officer, and the Executive hereby accepts such employment and agrees to perform all duties and accept all responsibilities incident to the position of President and Chief Executive Officer as may be assigned to him by the Board of Directors of the Company (the "BOARD"). The Executive shall devote his full time, best efforts, knowledge, and experience in discharging his duties under this Agreement.

      2. Compensation. (a) Salary. During the term of this Agreement, the Company agrees to pay to the Executive a base salary at an annual rate of Three Hundred Thousand Dollars ($300,000), payable in semi-monthly installments in accordance with the Company's standard payroll practice. The Executive agrees that he will not be eligible to be considered for a merit increase in his base salary until calendar year 2008.

            (b) Benefits. The Executive shall be entitled to participate in all health insurance and life insurance benefit plans available on a general basis to other non-union employees of the Company through the Company's Cafeteria Benefit Plan, and to participate in the Company's Flexible Spending Program; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate all such benefit plans; provided, however, that any reduction in benefits must be applicable to all employees generally.

            (c) Additional Benefits.

               (i) The Executive shall be entitled to participate in the Company's long term disability benefit plan; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit plan; provided, however, that any reduction in benefits must be applicable to all employees generally. The amount of insurance under the long term disability plan currently equals 50% of the Executive's base salary, as described in the plan's summary plan description.

               (ii) The Executive shall be entitled to participate in the Company's Defined Benefit Program effective on February 10, 2004 and in accordance with the terms of the program; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit program; provided, however, that any reduction in benefits must be applicable to all employees generally.

               (iii) The Executive shall be entitled to participate in the Company's Profit Sharing Program effective on January 1, 2005 and in accordance with the terms of the program; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit program; provided, however, that any reduction in benefits must be applicable to all employees generally.

               (iv) The Executive shall be eligible to participate in the Company's 401(k) plan effective on January 1, 2005 and in accordance with the terms of the plan; provided, however, that the Company reserves the right, from time to time, to amend in any respect and to terminate such benefit plan; provided, however, that any reduction in benefits must be applicable to all employees generally.

            (d) Expenses. The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's requirements with respect to reporting and documentation of such expenses.

            (e) Stock Options. The Company hereby grants to the Executive stock options (the "OPTIONS") to purchase 60,000 shares of common stock of the Company. The options shall be granted on the Effective Date of this Agreement (the "GRANT DATE") and shall vest in accordance with the vesting schedule described below. The exercise price for the Options shall be the closing price of the stock on the NASDAQ National Market on the Grant Date. The Options granted hereunder shall vest in three (3) equal installments, with the first installment vesting on the first anniversary of the Grant Date and the other two
(2) installments vesting on the second and third anniversaries of the Grant Date. The terms and conditions governing the grant, exercise and transfer of the Options shall be governed by the USBANCORP, Inc. 2001 Stock Incentive Plan which is attached hereto as Exhibit A and incorporated herein by reference.

            (f) Vacation. During the term of this Agreement, the Executive shall be entitled to paid vacation and holidays on an annual basis in accordance with the Company's vacation and holiday policies. The Executive also will be entitled to personal time on an annual basis during the term of this Agreement, as mutually agreed upon by the Executive and the Board. It is agreed that the Executive shall be entitled to four (4) weeks of paid vacation for calendar year 2004.

            (g) Company Vehicle. The Company agrees to purchase or lease, at the Board's sole discretion, a vehicle (which shall be owned or leased by the Company) for the Executive's business use (and ancillary personal use). The Company will cover all repairs and operating expenses of said vehicle, including the cost of liability insurance, comprehensive and collision insurance. Upon termination of the Executive's employment hereunder for any reason, the Executive shall either immediately return the vehicle to the Company or purchase the vehicle (or assume the lease) in accordance with the Company's vehicle purchase policy. Upon request by the Company, the Executive shall submit to the Company on a timely basis documentation which defines the percentage of the Executive's use of the vehicle which was for business purposes.

            (h) Incentive Compensation. The Executive is eligible to receive incentive compensation for the calendar year 2004 based on the overall performance of the Company during calendar year 2004. The criterion for the award of such incentive compensation is the absence of a degradation in the performance of the Company during 2004 as determined in the sole, but reasonable discretion of the Board. The amount of the award, if any, will be determined by a consensus of the Board in early 2005, following the formal announcement of the Company's 2004 performance. The award, if any, will be targeted at thirty percent (30%), up to a maximum of sixty percent (60%), of the Executive's base salary and will be paid on March 31, 2005 in the form of cash and/or common stock, in the Board's sole discretion.

            (i) Club Membership and Dues. During the term of this Agreement, the Company agrees to pay the initiation fees and dues for the Executive to be a member of the Sunnehanna Country Club and agrees to reimburse the Executive for all ordinary, necessary, and reasonable business-related expenses incurred by the Executive on Company business at said country club. As a condition to receiving such reimbursements, the Executive shall submit to the Company on a timely basis business expense reports, including substantiation sufficient to enable the Company to deduct the reimbursed expenses for tax purposes.

            (j) Relocation Expenses.

               (i) The Company agrees to cover the cost of moving the Executive's household furnishings and personal belongings currently located in

Lewisburg, Pennsylvania to the Johnstown, Pennsylvania area, via a moving company selected by the Company in its sole discretion, during calendar year 2004.

               (ii) The Company agrees to cover the cost of storing the Executive's household furnishings for up to six (6) months, if necessary, as determined by the Board in its sole discretion.

               (iii) The Company agrees to cover the cost of temporary lodging for the Executive from the Effective Date through June 30, 2004, in an amount not to exceed $1,200 per month.

               (iv) The Company agrees to reimburse the Executive's spouse for documented, reasonable and necessary expenses incurred in connection with house-hunting activities in the Johnstown, Pennsylvania area, including transportation expenses, up to a maximum of five (5) separate visits occurring between the Effective Date and June 30, 2004.

               (v) The Company agrees to reimburse the Executive for any real estate closing costs associated with the purchase of his home in the Johnstown area, including, but not limited to, transfer stamps and title insurance costs paid by the Executive in connection with his purchase of such home.

               (vi) The Company agrees to purchase the Executive's principal residence located at 120 Victoria Lane, Lewisburg, Pennsylvania 17837 for an amount equal to its average fair market value as determined by three (3) appraisals. The appraisals shall be performed by appraisers selected by mutual agreement of the Executive and the Company's Senior Human Resources Officer. Once the Company has purchased the Executive's principal residence, the Company may sell such residence at its discretion.

               (k) No Right to Personal Loans; Sarbanes-Oxley Compliance. The Executive acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, he shall not be entitled to, and this Agreement does not confer on the Executive, any benefits that constitute (or which, in the Company's good faith determination based on the advice of counsel, would likely constitute) a personal loan in violation of Section 402 of the Sarbanes-Oxley Act of 2002, including any implementing regulations thereunder, or any similar provision of applicable law (collectively, including Section 13(k)(3) of the Securities Exchange Act of 1934, as amended (providing a limited exception to the prohibition on loans to officers made or maintained by an insured depository institution, if the loan is subject to the insider lending restrictions of section 22(h) of the Federal Reserve Act), to the extent applicable, "SECTION 402"). In the event that the Company, in good faith and upon the advice of counsel, determines that any provision of this Agreement would, absent this subsection, give rise to a potential violation of Section 402, the Executive and the Company shall promptly negotiate, in good faith, towards an appropriate amendment to this Agreement that would eliminate such potential violation, but which would, as closely as reasonably possible, afford both the Company and the Executive, the same relative economic benefits of their bargain hereunder prior to such amendment.

3. Change in Control. (a) If during the first three (3) years of this Agreement there is a Change in Control (defined below) and following such Change of Control one of the following events occurs:

               (i) there is an involuntary termination of the Executive by the Company other than for Cause as defined in Section 4 of this Agreement ("INVOLUNTARY TERMINATION");

               (ii) there is a reduction in the Executive's title, responsibilities, including reporting responsibilities, or authority, including such title, responsibilities, or authority as such may have been increased from time to time during the term of this Agreement;

               (iii) the Company assigns to the Executive duties inconsistent with the Executive's office as such duties existed on the day immediately prior to the date of a Change in Control;

               (iv) there is a reduction in the Executive's annual base salary in effect on the day immediately prior to the date of the Change in Control;

               (v) there is a termination of the Executive's participation, on substantially similar terms, in any incentive compensation or bonus plans of the Company in which the Executive participated immediately prior to the Change in Control, or any change or amendment to any of the substantive provisions of any of such plans which would materially decrease the potential benefits to the Executive under any of such plans;

               (vi) the Company fails to provide the Executive with benefits at least as favorable as those enjoyed by the Executive under any pension, life insurance, medical, health and accident, disability or other employee plans of the Company in which the Executive participated immediately prior to the Change in Control, or the Company takes any action that would materially reduce any of such benefits in effect at the time of the Change in Control, unless such reduction relates to a reduction in benefits applicable to all employees generally; or

               (vii) there is a breach of any provision of this Agreement by the Company, which breach shall not have been cured by the Company within thirty
(30) days of the Company's receipt from the Executive or his agent of written notice specifying in reasonable detail the nature of the Company's breach;

then the Executive may collect the compensation and benefits described in this Section as follows:

               1. If the Executive is terminated pursuant to an Involuntary Termination, the Executive shall collect benefits under this Section without any further action by the Executive.

               2. If any of the events described in Sections 3(a)(ii) through
               (vii) occur, the Executive may collect benefits under this Section by delivering thirty (30) days prior written notice to the Company of Executive's decision to resign from his employment with the Company (effective thirty (30) days after the date of notice or such earlier time as the Company may determine) and of Executive's decision to collect benefits under this Section ("NOTICE").

               (b) Upon the occurrence of an Involuntary Termination or of an event described in subsection (a)(ii)-(a)(vii) hereof ("EVENT") and the proper delivery of the Notice, the Executive shall be entitled to the following:

               (i) The Company shall pay to the Executive either (x) monthly installments equal to one thirty-sixth (1/36) of an amount equal to the product of (A) 2.99 multiplied by (B) the quotient obtained by dividing the sum of the Executive's combined salary and bonuses in the three calendar years (or such lesser whole number of calendar years that the Executive was employed by the Company) preceding the date of the Executive's Involuntary Termination or the month preceding the Executive's delivery of Notice (whichever is applicable) by three (or such lesser whole number of calendar years that the Executive was employed by the Company), being paid in thirty-six (36) equal monthly installments (such 36 month period, the "PAYMENT PERIOD"), without interest, commencing on the first day of the calendar month following the month in which the Involuntary Termination occurred or the month in which the Executive's resignation pursuant to the Notice was effective (whichever is applicable), or
(y) a one time lump sum payment equal to 75% the total amount payable under subsection (b)(i)(x), with the amount payable under this subsection being non-qualified deferred compensation for which the Company shall establish a deferred compensation plan if none is otherwise available to pay the benefit; and

               (ii) In addition, from the date of the Executive's Involuntary Termination or the date on which an Event occurred (whichever is applicable) through and including the last day of the Payment Period, the Executive shall
(A) be entitled to continue to participate in the employee retirement plan(s) of the Company and any supplemental executive retirement plan(s) (including deferred profit sharing plan) or other plan in effect during the term of this Agreement designed to supplement payments made under such employee retirement plan, as the case may be, as if the Executive's employment had not terminated and (B) be provided with life, disability, and medical insurance benefits at levels equivalent to the highest levels in effect for the Executive during any one of the three (3) calendar years preceding the year in which the Involuntary Termination or the date on which an Event occurred; and

            In the event the Executive is ineligible to continue participation in the employee retirement plans of the Company and/or any supplemental executive retirement plans (including profit sharing plan) or other plans in effect during the term of this Agreement designed to supplement payments made under such employee retirement plan or in any of the Company's life, disability or medical insurance plans or programs, the Company shall, in lieu of such participation, pay the Executive a dollar amount equal to the dollar amount of the benefit forfeited by the Executive as a result of such ineligibility or a dollar amount equal to the after-tax cost to the Executive to obtain such benefits in the case of any life, disability or medical insurance plans or programs, at the election of the Board in its sole discretion. Such payments shall be made on a mutually agreeable periodic basis, determined in good faith by the parties.

            Notwithstanding the preceding provisions of this Section, in no event shall the aggregate of the amounts payable and benefits provided under this Section, when added to all other amounts and benefits payable or provided to Executive under any other plan, document, or arrangement, exceed an amount which would cause an excise tax to be imposed on him under Section 4999 of the Internal Revenue Code of 1986, as amended. The Executive shall be entitled to select, prior to his termination, the specific payments and benefits to be provided hereunder that will not result in such an excise tax. All calculations made in connection with such excise tax and otherwise required hereunder shall be made by the Company's accountants, subject to the review of the Executive or his representative.

      (c) As used in this Agreement, "CHANGE IN CONTROL" shall mean the occurrence of any of the following:

               (i) If during the first three (3) years of this Agreement any "person" or "group" which is not an Affiliate of the Company (as those terms are defined or used in Section 13(d) of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as enacted and in force on the date hereof) is or becomes the "beneficial owner" (as that term is defined in Rule 13d-3 under the Exchange Act, as enacted and in force on the date hereof) of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's securities then outstanding; or

               (ii) If during the first three (3) years of this Agreement there occurs a merger, consolidation, share exchange, division or other reorganization involving the Company and another entity which is not an Affiliate of the Company in which the Company's shareholders do not continue to hold a majority of the capital stock of the resulting entity, or a sale, exchange, transfer, or other disposition of substantially all of the assets of the Company to another entity or other person which is not an Affiliate of the Company.

               (d) Should the Executive die after entitlement but prior to payment in full of amounts due pursuant to subsection (b)(i)(x) hereof, such monthly payments shall continue (if such payment option was so elected by the Executive) to the Executive's designated beneficiary or, in absence of a written designation, his estate until such entitlement has been paid in full; provided, however, that in such case, the benefits described in subsection (b)(ii) hereof shall not thereafter accrue or be paid.

               (e) Anything in this Agreement to the contrary notwithstanding, if the Executive's employment with the Company is terminated prior to the date on which a Change in Control occurs either (a) by the Company other than for Cause or (b) by the Executive for any one of the reasons set forth in this Section, and it is reasonably demonstrated that such termination of employment
(i) was at the request of a third party who has taken steps reasonably calculated to effect the Change in Control or (ii) otherwise arose in connection with or anticipation of the Change in Control, then for all purposes of this Section, the termination shall deemed to have occurred upon a Change in Control and the Executive will be entitled to the compensation and benefits provided for in subsection (b) hereof.

      4. Term and Disability.

               (a) Term. This Agreement shall commence on the Effective Date and shall continue thereafter for five (5) years unless earlier terminated as hereinafter provided. This Agreement may be terminated by either party at any time and for any reason on sixty (60) days' prior written notice to the other party. Any compensation payable or benefits to be provided to the Executive during such sixty (60) day notice period shall be reduced by any amounts received during this period by the Executive from a third party as compensation for services. Compensation shall not include for purposes of this subsection directors fees paid to the Executive by third parties and any income that the Executive may realize from passive investments. Notwithstanding any other provisions of this Agreement, this Agreement shall terminate automatically without notice at any time upon the occurrence of any one or more of the following events: (i) the Executive's death or Total and Permanent Disability (as defined below); (ii) a material breach of this Agreement by the Executive;
(iii) the Executive's commission of any act involving dishonesty or fraud or conduct tending to bring the Company into public disgrace or disrepute in any respect, including but not limited to acts of dishonesty or fraud, commission of a felony or a crime of moral turpitude; (iv) gross negligence or willful misconduct by the

Executive with respect to the Company or the Executive's continuing and unreasonable refusal to substantially perform his duties with the Company as specifically directed by the Board; or (v) the Executive's addiction to drugs or alcohol if the Executive has refused treatment or has failed to successfully complete treatment within the past twelve (12) months. If the Executive is terminated as a result of the occurrence of any one or more of the events described in (i) through (v) of this Section 4(a), the Executive will be deemed to have been terminated for "CAUSE". Should this Agreement remain in effect four and one-half (4 -1/2) years after the Effective Date, the parties agree to discuss whether to extend the term of this Agreement beyond five (5) years.

      (b) Total and Permanent Disability.

               (i) "TOTAL AND PERMANENT DISABILITY" shall mean a mental or physical disability, illness or incapacity of the Executive which renders the Executive unable to perform a substantial portion of his duties as an employee of the Company for a period of three (3) consecutive months or an aggregate period of six (6) months in any eighteen month period or that renders the Executive unable to earn a livelihood as an employee of a business comparable to the Company's business, unless further time is required as a reasonable accommodation under the Americans with Disabilities Act. The final determination of Total and Permanent Disability shall be made by physicians selected by the Board and shall be made in light of the Executive's position and responsibilities in the Company prior to the commencement of his disability and in light of his employment history.

               (ii) If the Executive suffers a Total and Permanent Disability, the Company shall continue the Executive's salary for up to ninety (90) days commencing with the first day of the month immediately following the month in which the Executive suffers a Total and Permanent Disability. The Executive's salary shall be reduced by any amounts payable to the Executive under a disability insurance plan maintained by the Company.

            (c) Temporary Impairment. If the Executive, in the reasonable opinion of a physician selected by the Board, is unable or incompetent mentally or physically, even with reasonable accommodation, to perform the essential functions of his job or devote his best efforts (measured against prior performance) to the Company for more than 30 work days in any 12-month period, subsequent compensation (including salary) shall be paid (or accrued) only with respect to those work days during which the Executive is able, in the reasonable opinion of a physician selected by the Board, with or without reasonable accommodation, to perform the essential functions of his job or devote his best efforts (measured against prior performance) to the Company. These provisions on temporary impairment shall in no way affect the Company's rights to terminate the Executive under Section 4(a) hereof, which rights may also be exercised during any period of temporary impairment. Any salary payable (or accrued) during the 30-day period of inability or incompetence shall be reduced by any amounts payable to the Executive under a disability insurance plan maintained by the Company, and no compensation shall be paid (or accrued) for such 30-day period if the temporary impairment is the fault of the Executive.

      5. Confidential Information. The Executive will not reveal (or permit to be revealed) to a third party or use for his own benefit, either during or after his employment hereunder, without the prior written consent of the Company, any confidential information pertaining to the business of the Company or its shareholders, subsidiaries or other Affiliates, including but not limited to information about customers, suppliers, employees, financial condition, operations, procedures, know-how, production, distribution, experiments, patent or other trade secrets of the Company or its Affiliates except for information clearly established to be in the public record. For purposes of this Section 5,
(A) the term "AFFILIATE" shall mean, with respect to any Person, any other Person which controls, is controlled by or is under common control with such first Person, (B) "CONTROL" means, with respect to any entity, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise, and (C) the term "PERSON" means any individual, partnership, corporation, trust, limited liability company or other entity. Notwithstanding the foregoing, confidential information does not include
(i) information which the Executive can prove to the Company's satisfaction is or has become generally known to the public through no act or omission of the Executive and (ii) information which has been or hereafter is lawfully obtained by the Executive from a source other than the Company or any of its Affiliates (or their respective officers, directors, employees, equity holders or agents) so long as, in the case of information obtained from a third party, such third party was not, directly or indirectly, subject to an obligation of confidentiality owed to the Company or any of its Affiliates at the time such confidential information was disclosed to the Executive.

      6. Severance/Consideration.

            (a) In the event that the Executive is notified by the Company that his employment is going to be terminated hereunder, other than for Cause and absent a Change in Control as defined in Section 3(c) of this Agreement and absent a prior termination as described in Section 3(e) of this Agreement, then:

               (i) if the Executive is terminated, other than for Cause, prior to the third anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to his base salary in effect at the time and continue his benefits coverage in effect at that time of termination through the fifth anniversary of the Effective Date; or

               (ii) if the Executive is terminated, other than for Cause, after the third anniversary of the Effective Date, the Company shall pay to the Executive an amount equal to his base salary in effect at the time and continue his benefits coverage in effect at that time for a period of twenty-four (24) months from the date of termination.

The Company's obligation to make the payments described in this Section 6, is conditioned on the execution by the Executive of an Agreement and Release substantially in the form of Exhibit B attached hereto, or as revised by the Company if required to conform to changes in the law or regulations after the execution of this Agreement and thereafter does not revoke such Agreement and Release in the manner permitted under Section 19 of such Agreement and Release. Payments under Section 6(a)(i) for the first twenty-four (24) months and any payments under Section 6(a)(ii) shall be considered severance pay, for which the Company shall establish a severance pay plan if none is otherwise available to pay the benefit. Payments under Section 6(a)(i) greater than twenty-four (24) months shall be considered non-qualified deferred compensation, for which the Company shall establish a deferred compensation plan if none is otherwise available to pay the benefit. Severance pay described in this Section 6 will be made in accordance with the Company's regular payroll practice, will be subject to legally required withholding and shall commence on the next regularly-scheduled pay date that occurs at least eight (8) days after the Executive's execution of the Agreement and Release. The continuation of healthcare coverage will not be counted toward the Executive's COBRA entitlement.

            (b) The Executive acknowledges that the payments and benefits set forth in this Section constitute consideration over and above anything of value that he would be entitled to but for this Agreement. The Executive's acceptance of the consideration to be made under this Section is in full accord and satisfaction of all claims arising out of the Executive's employment with the Company.

      7. Arbitration. Any disagreement or claim (other than a claim for injunctive relief for violation of Sections 5 or 8 hereof) arising out of or relating to this Agreement, or the breach thereof, or its termination shall be finally settled by arbitration in Cambria County, Pennsylvania or Pittsburgh, Pennsylvania pursuant to the rules of the American Arbitration Association regarding employment disputes. In such instances, it is agreed that the dispute shall be submitted to final and binding arbitration by one arbitrator; provided, however, that either party may request that there be three arbitrators, in which case each party shall select one arbitrator, and the two arbitrators so selected shall select a third. All costs of arbitration (other than the costs of a party's own witnesses and professional advisors) shall be split equally between the parties.

      8. Additional Covenants of Executive. The Executive hereby agrees that:

            (a) Employee Work. All written and graphic materials, computer software, inventions, discoveries, patents, patent applications developed, authored, prepared, conceived or made by the Executive during the term of his employment hereunder and which are related to or are the product of the tasks, assignments and performance by the Executive of the duties of his employment and relate to the Business (defined below) of the Company or any of its Affiliates (collectively, "EMPLOYEE WORK") shall be the sole property of the Company and, to the extent applicable, shall be "work made for hire" under and as defined in the Copyright Act of 1976, 17 U.S.C. Section 1 et seq. For purposes of this subsection (a), the term "BUSINESS" shall mean providing and/or developing financial services. The Executive hereby agrees to disclose promptly to the Company all Employee Work and hereby agrees to assign to the Company all right, title and interest in and to such Employee Work and shall execute all such documents and instruments as the Company may reasonably determine are necessary or desirable in order to give effect to this subsection or to preserve, protect or enforce the Company's rights with respect to any Employee Work.

            (b) Return of Company Property. Promptly after termination of the Executive's employment hereunder for any reason, the Executive or his personal representative shall return to the Company all property of the Company then in his possession, including without limitation papers, documents, computer disks, vehicles, keys, credit cards and confidential information, and shall neither make nor retain copies of the same.

      9. Representations and Warranties of the Executive. The Executive hereby represents and warrants to the Company that he is not a party to or otherwise subject to or bound by any contract, agreement or understanding which would limit or otherwise adversely affect his ability to perform his duties hereunder or which would be breached by his execution and delivery of this Agreement or by the performance of his duties hereunder. The Executive further represents and warrants that his employment by the Company will not require him to disclose or use any confidential information belonging to prior employers or other persons or entities.

      10. Notice. Any notice required to be provided to the Executive hereunder shall be given to the Executive in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Executive at the address of record with the Company, or at such other place as the Executive may from time-to-time designate in writing. Any notice which the Executive is required to give to the Company hereunder shall be given in writing by certified mail, return receipt requested, or by Federal Express, addressed to the Senior Human Resources Officer at its principal office. The dates of mailing any such notice shall be deemed to be the date of delivery thereof.

      11. Miscellaneous. The validity or enforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision. This Agreement embodies the entire Agreement between the parties hereto and supersedes any and all prior or contemporaneous, oral or written understandings, negotiations, or communications on behalf of such parties. This Agreement may be executed in several counterparts, each of which shall be deemed original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by telefax, and such telefax copy shall be as effective as delivery of a manually executed counterpart. The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach or violation hereof. This Agreement is executed in and shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provision. This Agreement shall be amended only by written agreement of both parties hereto. This Agreement shall inure to the benefit of the Company and its successors and assigns.

                                             AMERISERV FINANCIAL, INC.

                                             By:    /s/ Craig G. Ford
                                                    ----------------------------
                                             Name:  Craig G. Ford
                                                    ----------------------------
                                             Title: Chairman, President & CEO
                                                    ---------------------------

                                             /s/ Allan R. Dennison
                                             ------------------------------
                                             Allan R. Dennison